                                                                       Exhibit 2


                                                                  EXECUTION COPY








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                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                         SAW MILL CAPITAL FUND II, L.P.,

                            CALENDAR HOLDINGS, INC.,

                           CALENDAR ACQUISITION CORP.,

                               JASON INCORPORATED

                                       AND

                  THE SHAREHOLDERS OF THE COMPANY NAMED HEREIN

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                                January 30, 2000

                                TABLE OF CONTENTS

                                                                                        PAGE

ARTICLE I
       THE MERGER AND THE OTHER TRANSACTIONS .........................................    2
       SECTION 1.01  Contribution Agreement ..........................................    2
       SECTION 1.02  Debt and Preferred Equity Financing .............................    2
       SECTION 1.03  The Merger ......................................................    3
       SECTION 1.04  Effective Time; Closing .........................................    3
       SECTION 1.05  Effect of the Merger ............................................    3
       SECTION 1.06  Articles of Incorporation; By-laws ..............................    3
       SECTION 1.07  Directors and Officers ..........................................    4
       SECTION 1.08  Additional Actions ..............................................    4

ARTICLE II
       CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES; DEPOSIT ...................    4
       SECTION 2.01  Effect on Capital Stock and Company Stock Options ...............    4
       SECTION 2.02  Exchange of Certificates ........................................    5
       SECTION 2.03  Company Stock Options; Plans ....................................    7
       SECTION 2.05  Adjustment of Merger Consideration and Option Consideration .....    9

ARTICLE III
       REPRESENTATIONS AND WARRANTIES OF THE COMPANY .................................    9
       SECTION 3.01  Organization and Qualification; Subsidiaries ....................    9
       SECTION 3.02  Articles of Incorporation and By-laws ...........................   10
       SECTION 3.03  Capitalization ..................................................   10
       SECTION 3.04  Authority Relative to this Agreement ............................   11
       SECTION 3.05  No Conflict; Required Filings and Consents ......................   11
       SECTION 3.06  SEC Filings; Financial Statements; Undisclosed Liabilities ......   12
       SECTION 3.07  Absence of Certain Changes or Events ............................   13
       SECTION 3.08  Absence of Litigation ...........................................   14
       SECTION 3.09  Shareholder Vote Required .......................................   14
       SECTION 3.10  Opinion of Financial Advisor ....................................   14
       SECTION 3.11  Brokers .........................................................   15
       SECTION 3.12  Company Action; State Takeover Statutes .........................   15
       SECTION 3.13  Information Supplied ............................................   15
       SECTION 3.14  Compliance with Laws ............................................   15
       SECTION 3.15  Tax Matters .....................................................   15
       SECTION 3.16  Change of Control Provisions ....................................   16
       SECTION 3.17  Transactions with Affiliates ....................................   16
       SECTION 3.18  Foreign Corrupt Practices Act ...................................   16

                                TABLE OF CONTENTS
                                    (CONT'D)

                                                                                        PAGE
ARTICLE IV
       REPRESENTATIONS AND WARRANTIES OF
       SAW MILL, PARENT AND MERGER SUB ...............................................   17
       SECTION 4.01  Organization and Qualification; Subsidiaries ....................   17
       SECTION 4.02  Authority Relative to this Agreement ............................   17
       SECTION 4.03  No Conflict; Required Filings and Consents ......................   17
       SECTION 4.04  Interim Operations of Parent and Merger Sub. ....................   18
       SECTION 4.05  Information Supplied ............................................   18
       SECTION 4.06  Brokers .........................................................   18
       SECTION 4.07  Financing .......................................................   18
       SECTION 4.08  Capitalization of Merger Sub. ...................................   19
       SECTION 4.09  Solvency ........................................................   19
       SECTION 4.10  Pro Formas ......................................................   19

ARTICLE V
       REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS ............................   20
       SECTION 5.01  No Conflict; Required Filings and Consents ......................   20
       SECTION 5.02  Ownership of Owned Shares .......................................   20
       SECTION 5.03  Authority Relative to this Agreement ............................   20
       SECTION 5.04  No Finder's Fees ................................................   21
       SECTION 5.05  Transactions with Shareholders ..................................   21

ARTICLE VI
       CONDUCT OF BUSINESS PENDING THE MERGER ........................................   21
       SECTION 6.01  Conduct of Business by the Company Pending the Merger ...........   21

ARTICLE VII
       ADDITIONAL AGREEMENTS .........................................................   23
       SECTION 7.01  Shareholders' Meeting ...........................................   23
       SECTION 7.02  Preparation of Proxy Statement ..................................   24
       SECTION 7.03  Appropriate Action; Consents; Filings; Further Assurances .......   25
       SECTION 7.04  Confidentiality; Access to Information ..........................   26
       SECTION 7.05  Fiduciary Responsibilities ......................................   28
       SECTION 7.06  Indemnification and Insurance ...................................   30
       SECTION 7.07  Notification of Certain Matters .................................   31
       SECTION 7.08  Public Announcements ............................................   32
       SECTION 7.09  Cooperation with Financing ......................................   32
       SECTION 7.10  Shareholder Approval ............................................   33
       SECTION 7.11  Exchange Act and NASDAQ Filings .................................   33
       SECTION 7.13  State Takeover Laws .............................................   33
       SECTION 7.14  Capital Stock of Merger Sub and Parent ..........................   33

                                TABLE OF CONTENTS
                                    (CONT'D)

                                                                                        PAGE

       SECTION 7.15  Debt and Preferred Equity Financing .............................   33
       SECTION 7.16  Equity Securities of the Company ................................   34

ARTICLE VIII
       CONDITIONS TO THE MERGER ......................................................   34
       SECTION 8.01  Conditions to the Obligations of Each Party .....................   34
       SECTION 8.02  Conditions to the Obligations of Merger Sub. ....................   35
       SECTION 8.03  Conditions to the Obligations of the Company and the Shareholders   36
       SECTION 8.04  Conditions to the Obligations of Saw Mill and Parent ............   36

ARTICLE IX
       TERMINATION, AMENDMENT AND WAIVER .............................................   37
       SECTION 9.01  Termination .....................................................   37
       SECTION 9.02  Method of Termination; Effect of Termination ....................   38
       SECTION 9.03  Fees and Expenses ...............................................   38
       SECTION 9.04  Amendment .......................................................   40
       SECTION 9.05  Waiver ..........................................................   41

ARTICLE X
         GENERAL PROVISIONS ..........................................................   41
         SECTION 10.01  Non-Survival of Representations and Warranties ...............   41
         SECTION 10.02  Notices ......................................................   41
         SECTION 10.03  Certain Definitions ..........................................   43
         SECTION 10.04  Accounting Terms .............................................   45
         SECTION 10.05  Severability .................................................   45
         SECTION 10.06  Entire Agreement; Assignment .................................   45
         SECTION 10.07  Parties in Interest ..........................................   45
         SECTION 10.08  Specific Performance .........................................   45
         SECTION 10.09  Governing Law ................................................   46
         SECTION 10.10  Headings .....................................................   46
         SECTION 10.11  Counterparts .................................................   46
         SECTION 10.12  Construction .................................................   46
         SECTION 10.13  Recitals .....................................................   46
         SECTION 10.14  Knowledge of Saw Mill, Parent and Merger Sub. ................   46

                                TABLE OF CONTENTS
                                    (CONT'D)


EXHIBITS:
Exhibit A     -    Form of Contribution Agreement
Exhibit B     -    Pro Formas
Exhibit C     -    Owned Shares
Exhibit D     -    Permitted Indebtedness for Borrowed Money
Exhibit E     -    Required Consents
Exhibit F     -    Agreements with Shareholder Related Parties
Exhibit G-1   -    Senior Debt Commitment Letter
Exhibit G-2   -    Subordinated Debt Commitment Letter
Exhibit G-3   -    Preferred Equity Commitment Letter
Exhibit H     -    Form of Legal Opinion


DISCLOSURE SCHEDULES:
Company Disclosure Schedule

                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER dated as of January 30, 2000 (this "Agreement") among Saw Mill Capital Fund II, L.P., a Delaware limited partnership ("Saw Mill"), Calendar Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Saw Mill ("Parent"), Calendar Acquisition Corp., a Wisconsin corporation and a wholly-owned subsidiary of Parent, ("Merger Sub"), Jason Incorporated, a Wisconsin corporation (the "Company"), Vincent L. Martin ("Chairman"), and Mark Train ("Chief Executive Officer", and together with the Chairman, the "Shareholders"). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in Section 10.03.

                  WHEREAS, the Board of Directors of the Company formed a special committee of the Board of Directors consisting entirely of outside, independent members of the Company's Board of Directors (the "Special Committee");

                  WHEREAS, the Special Committee has engaged independent legal and financial advisors (the "Independent Advisors"), and together with the Independent Advisors, has explored various strategic alternatives for the Company;

                  WHEREAS, after exploring the various available strategic alternatives for the Company and after consultation with the Independent Advisors, the Special Committee has determined that the Acquisition is fair to, and is in the best interest of the Company and the holders of shares of Company Common Stock (as such term is defined in Section 3.03), and the Board of Directors of the Company has adopted the recommendation of the Special Committee;

                  WHEREAS, immediately prior to the Closing (as defined below), Parent, Merger Sub, Saw Mill and the Shareholders shall (i) execute and deliver a contribution agreement substantially in the form attached hereto as Exhibit A (the "Contribution Agreement") and (ii) consummate the transactions contemplated thereby (the "Pre-Merger Contributions");

                  WHEREAS, pursuant to the terms of the Contribution Agreement, immediately prior to the Closing, the Shareholders are contributing 2,552,817 shares of Company Common Stock at an agreed upon value per share of Company Common Stock as set forth in the Contribution Agreement and, pursuant to the terms of this Agreement, at the Closing, the Shareholders and certain of the Shareholders' related parties will be entitled to receive $11.25 per share of Company Common Stock (other than any Contributed Company Common Shares (as such term is defined in the Contribution Agreement)); accordingly, in connection with the consummation of the transactions contemplated by this Agreement, the Shareholders and such related parties of the Shareholders shall be entitled to receive aggregate consideration equal to approximately $10.896 per share of Company Common Stock owned by them;

                  WHEREAS, the respective Boards of Directors of the Company and Merger Sub have approved and declared advisable a merger (the "Merger") of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement, with the

Company surviving the Merger, and the Board of Directors of the Company (acting upon the recommendation of the Special Committee) has resolved to recommend, subject to its obligations under applicable law, that the holders of shares of Company Common Stock approve the Acquisition upon the terms of this Agreement;

                  WHEREAS, the Boards of Directors of Merger Sub and Company have determined that the Merger is fair to and in the best interests of their respective shareholders;

                  WHEREAS, the Merger is subject to the approval by the requisite holders of the outstanding shares of Company Common Stock and satisfaction of certain other conditions described in this Agreement;

                  WHEREAS, the Surviving Corporation and/or Parent, as the case may be, shall, contemporaneously with the Merger, obtain the debt and preferred equity financing (the "Debt and Preferred Equity Financing") described in the Commitment Letters (as defined below) to fund a portion of the Merger Consideration (as defined below); and

                  WHEREAS, it is intended that the transactions contemplated by this Agreement be recorded as a purchase of the Company for financial reporting purposes.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I
                      THE MERGER AND THE OTHER TRANSACTIONS

                  SECTION 1.01 Contribution Agreement. Subject to the conditions set forth in this Agreement, (i) Parent, Merger Sub, Saw Mill and the Shareholders hereby agree to execute and deliver the Contribution Agreement as of immediately prior to the Closing, (ii) Saw Mill and Parent hereby agree to consummate the Saw Mill Contribution (as such term is defined in the Contribution Agreement) as of immediately prior to the Closing, (iii) Chairman and Parent hereby agree to consummate the Chairman Contribution (as such term is defined in the Contribution Agreement) as of immediately prior to the Closing,
(iv) Chief Executive Officer and Parent hereby agree to consummate the CEO Contribution (as such term is defined in the Contribution Agreement) as of immediately prior to the Closing and (v) immediately after the consummation of the Saw Mill Contribution, the Chairman Contribution and the CEO Contribution, Parent and Merger Sub hereby agree to consummate the Parent Contribution (as such term is defined in the Contribution Agreement).

                  SECTION 1.02 Debt and Preferred Equity Financing. Contemporaneously with the Merger, the Surviving Corporation and/or Parent, as the case may be, will consummate the Debt and Preferred Equity Financing. Upon receipt, Parent hereby agrees to immediately contribute the net proceeds of any Debt and Preferred Equity Financing received by Parent to Merger Sub (if received by Parent prior to the Merger) or to the Surviving Corporation (if received by Parent contemporaneously with the Merger).

                  SECTION 1.03 The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with Section 180.1101 of the Wisconsin Business Corporation Law ("Wisconsin Law"), at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall be the surviving corporation of the Merger (the "Surviving Corporation").

                  SECTION 1.04 Effective Time; Closing. As promptly as practicable, and in no event later than five business days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that can only be satisfied on the Closing Date (as defined below)), including, without limitation, the approval of the Merger by an affirmative vote of the requisite holders of the outstanding shares of the Company Common Stock, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Department of Financial Institutions of the State of Wisconsin, in such form as is required by, and executed in accordance with, Section 180.1105 of Wisconsin Law. The term "Effective Time" means the date and time of the filing of the Articles of Merger with the Department of Financial Institutions of the State of Wisconsin (or such later time as may be agreed by the parties hereto and specified in the Articles of Merger). Immediately prior to the filing of the Articles of Merger, a closing (the "Closing") will be held at the offices of Kirkland & Ellis, Citicorp Center, 153 East 53rd Street, New York, New York 10022 (or such other place as the parties may agree) (the date on which such closing takes place being the "Closing Date").

                  SECTION 1.05 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Wisconsin Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, immunities, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, without further act or deed, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation and be enforceable against the Surviving Corporation to the same extent as if the same had been contracted by the Surviving Corporation.

                  SECTION 1.06 Articles of Incorporation; By-laws.

                  (a) From and after the Effective Time, subject to the terms of
         Section 7.06, the Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time until thereafter amended in accordance with its terms and as provided by applicable Law (as herein defined) and this Agreement, except that, as of the Effective Time, Article I of such Articles of Incorporation shall be amended to read as follows: "The name of the Corporation is "Jason Incorporated".

                  (b) From and after the Effective Time, subject to the terms of
         Section 7.06, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by applicable Law, the Articles of Incorporation of the Surviving Corporation and such By-laws.

                  SECTION 1.07 Directors and Officers.

                  (a) Directors. From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation and applicable Law.

                  (b) Officers. From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation and applicable Law.

                  SECTION 1.08 Additional Actions. If, at any time at or after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of the Company or its subsidiaries, or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

                                   ARTICLE II
           CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES; DEPOSIT

                  SECTION 2.01 Effect on Capital Stock and Company Stock Options. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Common Stock or any other holder of capital stock of the Company or any shares of capital stock of Merger Sub:


                  (a) Cancellation of Company Owned Stock. All shares of Company Common Stock that are held (i) in the treasury of the Company, (ii) by any wholly owned subsidiary of the Company or (iii) by Merger Sub (including the Contributed Company Common Shares

         (as such term is defined in the Contribution Agreement)) shall be canceled and retired and shall cease to exist without any consideration payable therefor.

                  (b) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to Effective Time (other than Dissenting Shares (as herein defined) and shares of the Company Common Stock referred to in Section 2.01(a) (including the Contributed Company Common Shares (as such term is defined in the Contribution Agreement)) shall be converted into the right to receive from the Surviving Corporation in cash $11.25 per share of Company Common Stock (the "Merger Consideration") without interest thereon upon surrender of the certificate previously representing such share of Company Common Stock. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such share of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the cash into which their shares of Company Common Stock have been converted by the Merger as provided in this
         Section 2.01(b).

                  (c) Conversion of Common Stock of Merger Sub. Each share of Merger Sub's common stock issued and outstanding immediately prior to the Effective Time shall be converted into and become that certain number of fully paid and nonassessable (except as set forth in Section
         180.0622 of Wisconsin Law as judicially interpreted) shares of Common Stock, par value $0.01, of the Surviving Corporation (the "Surviving Corporation Common Stock") equal to the Conversion Number (as herein defined) upon the surrender of the certificates previously representing such share(s) of Merger Sub's common stock. For purposes of this Agreement, the "Conversion Number" shall equal the sum of (i) the number of Contributed Company Common Shares (as such term is defined in the Contribution Agreement) plus (ii) (x) the amount of Saw Mill Contributed Cash (as such term is defined in the Contribution Agreement) plus 100 divided by (y) the per share Merger Consideration.

                  (d) Conversion of Company Stock Options. Each Company Stock Option (as defined in Section 2.03(a) hereof), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive from the Surviving Corporation the Option Consideration (as defined in Section 2.03(a) hereof) without interest thereon. As of the Effective Time, all such Company Stock Options shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any such Company Stock Option shall cease to have any rights with respect thereto, except the right to receive the cash into which their Company Stock Options have been converted by the Merger as provided in this Section 2.01(d) and Section 2.03(a).

                  SECTION 2.02 Exchange of Certificates.

                  (a) Paying Agent. Prior to the Effective Time, Merger Sub shall designate a bank or trust company, reasonably satisfactory to the Company, to act as paying agent in the Merger (the "Paying Agent").

                  (b) At the Closing, Merger Sub or Surviving Corporation shall deliver:

                           (i) to the Persons who shall have surrendered to the
                  Merger Sub at the Closing the certificates which, immediately prior to the Effective Time, represented shares of outstanding common stock of Merger Sub, the securities of the Surviving Corporation into which the shares of common stock of Merger Sub represented by such certificates have been converted pursuant to the provisions of this Article II; and

                           (ii) to the Paying Agent, for the benefit of the
                  holders of Company Common Stock entitled to receive Merger Consideration, the amount of Merger Consideration which such holders of Company Common Stock are entitled to receive pursuant to the provisions of this Article II.

                  (c) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall mail or caused to be mailed to each holder of record of any certificate, which as of immediately prior to the Effective Time represented shares of Company Common Stock and as of the Effective Time represents the right to receive Merger Consideration (all such certificates, the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the address specified therein) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor from the Paying Agent the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of the shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to

         Section 2.01. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. In the event any Certificate shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation will pay in exchange for such lost, stolen or destroyed Certificate, the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01, except that when authorizing such payment, the Board of Directors of the Surviving Corporation, may, in its discretion and as a condition precedent to such payment, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation or the Paying Agent with respect to such Certificate.

                  (d) Withholding. Merger Sub, Surviving Corporation and Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable or issuable pursuant to this Agreement to any holder of Company Common Stock such amount as Merger Sub, Surviving Corporation or Paying Agent is required to deduct and withhold with respect to such payment or issuance under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made.

                  (e) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

                  (f) No Liability. At any time following the expiration of six months after the Effective Time, the Surviving Corporation shall, in its sole discretion, be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to any applicable abandoned property, escheat or similar law) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Merger Sub, the Shareholders, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official or entity pursuant to any applicable abandoned property, escheat or similar law.

                  SECTION 2.03 Company Stock Options; Plans.

                  (a) Except as set forth in this Section 2.03 and except to the extent that Merger Sub and the holder of any option otherwise agree, the Surviving Corporation shall promptly after the Effective Time pay to each holder of an outstanding option to purchase Company Common Stock (a "Company Stock Option") issued pursuant to the Company's 1987 Nonqualified Stock Option Plan dated April 16, 1987, as amended and restated January 30, 1989 (the "Company Stock Option Plan"), in settlement of each such Company Stock Option, whether or not exercisable or vested, an amount of cash in respect thereof equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price of each such Company Stock Option, and (y) the number of shares of Company Common Stock subject to the Company Stock Option immediately prior to its settlement (the "Option Consideration") (such payment to be net of applicable withholding taxes). Upon receipt of the Option Consideration, the Company Stock Option shall be canceled. The surrender of a Company Stock Option to the Company in exchange for the Option Consideration shall be deemed a release of all rights the holder had or may have had in respect of that Company Stock Option.

                  (b) Prior to the Effective Time, the Company shall use its commercially reasonable best efforts to obtain any consents from holders of the Company Stock Options and make any amendments to the terms of the Company Stock Option Plans or arrangements that are necessary to give effect to the transactions contemplated by Section 2.01(d) and this Section 2.03.

                  (c) Except as may otherwise be agreed by Merger Sub and the Company, the Company Stock Option Plan shall terminate as of the Effective Time, and no holder of Company Stock Options or any participant in the Company Stock Option Plan shall have any rights thereunder, including any rights to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof, other than to receive Option Consideration payable pursuant to Section 2.03(a).

                  (d) Except as may otherwise be agreed by Merger Sub and the Company, all other plans, programs or arrangements providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries shall terminate as of the Effective Time, and no participant in any such plans, programs or arrangements shall have any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

                  SECTION 2.04 Shares of Dissenting Shareholders.

                  (a) Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly exercised his or her appraisal rights (the "Dissenting Shares") under

         Wisconsin Law, shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, his or her right to dissent from the Merger under Wisconsin Law and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of Wisconsin Law. If, after the Effective Time, any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, each share of such holder's Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest or dividends thereon, the consideration provided for in this Article II.

                  (b) The Company shall give Merger Sub and Saw Mill (i) prompt notice of any notices or demands for appraisal or payment for shares of Company Common Stock received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands or notices. Any decision to settle, offer to settle, make any payments or otherwise negotiate, with respect to any such demands, shall be mutually agreeable to Saw Mill and the Company.

                  (c) Dissenting Shares, if any, after payments of fair value in respect thereto have been made to the holders thereof pursuant to Wisconsin Law, shall be canceled.

                  SECTION 2.05 Adjustment of Merger Consideration and Option Consideration. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares of a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Merger Consideration and the Option Consideration shall be appropriately adjusted. The Merger Consideration and the Option Consideration have been calculated based upon the representations and warranties made by the Company in Section 3.03. The provisions of this Section 2.05 shall not, in any event, derogate from the representation and warranty set forth in Section 3.03.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  For the avoidance of doubt and notwithstanding anything to the contrary set forth herein, all representations and warranties made by the Company herein are made solely by the Company and not by any member of the Special Committee in his individual capacity. No member of the Special Committee shall have any liability for any breach of any representation or warranty of the Company set forth herein.

                  Except as disclosed in a separate disclosure schedule referring to the Sections contained in this Agreement, which is attached hereto (the "Company Disclosure Schedule") (any matter disclosed with respect to a particular Section on the Company Disclosure Schedule shall be deemed to be disclosed with respect to each other Section of this Article III to which it relates), the Company hereby represents and warrants to Merger Sub that:

                  SECTION 3.01 Organization and Qualification; Subsidiaries.

                  (a) Each of the Company and its subsidiaries is duly formed and organized, validly existing and in good standing (or the equivalent thereof) under the laws of the jurisdiction of its incorporation or formation, as applicable, and has the requisite power and authority and all necessary and material governmental approvals to own, lease and operate the properties and assets it currently owns, operates or holds under lease and to carry on its business as it is now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation or other entity to do business, and is in good standing (or the equivalent thereof), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. The term "Company Material Adverse Effect" means, when used in connection with the Company and its subsidiaries, any change, effect, event, occurrence, condition or development that is or is reasonably likely to be materially adverse to
         (i) the business, assets, liabilities, properties, results of operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole (excluding any change or effect resulting from general economic conditions or relating to those industries specific to the business of the Company) or (ii) the ability of the Company to perform its obligations under this Agreement, except for such changes, effects, events, occurrences, conditions or developments directly resulting from the Company's performance of its obligations under this Agreement.

                  (b) Except as set forth in Section 3.01 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. Section 3.01 of the Company Disclosure Schedule sets forth the name, owner, jurisdiction of organization and type and percentages of outstanding equity securities owned, directly or indirectly, by the Company, with respect to each corporation, partnership, limited liability company, joint venture or other business association or entity of which the Company owns directly or indirectly, any equity or equity related securities. Except as set forth in Section 3.01 of the Company Disclosure Schedule, all outstanding shares of stock or other equity securities of each subsidiary of the Company have been duly authorized and validly issued and are fully paid and non-assessable, and are owned, directly or indirectly, by the Company free and clear of any Liens, and there are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights or agreements or instruments or understandings of any character, obligating any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, additional shares of such subsidiary or any securities or obligations convertible or exchangeable for such shares or to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right or agreement.

                  SECTION 3.02 Articles of Incorporation and By-laws. The Company has heretofore made available to Merger Sub complete and correct copies of its Articles of Incorporation and Bylaws, each as amended to the date hereof. Such Articles of Incorporation and By-laws are in full force and effect and have not been modified or amended in any way. The Company is not in any material violation of any provision of its Articles of Incorporation or By-laws.

                  SECTION 3.03 Capitalization. The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock par value $0.10 per share ("Company Common Stock"). As of the date hereof, there are 20,435,353 shares of Company Common Stock issued and outstanding. Section 3.03 of the Company Disclosure Schedule identifies and describes the number of shares of Company Common Stock to be received upon exercise or conversion and the exercise or conversion price of each outstanding Company Stock Option (the "Company Common Stock Equivalents") as well as the aggregate number of shares of Company Common Stock and the aggregate exercise price for all of the outstanding Company Common Stock Equivalents. All of the Company Common Stock Equivalents will be fully vested upon a change of control of the Company. Except for the Company Common Stock Equivalents or as contemplated by this Agreement, there are no existing options, warrants, convertible securities, calls, subscriptions, or other rights or other agreements or commitments obligating the Company to issue, transfer or sell, or caused to be issued, transferred or sold, contingently or otherwise, any shares of capital stock of the Company or any other securities convertible into or evidencing the right to subscribe for any such shares. Except as identified and described in Section 3.03 of the Company Disclosure Schedule, there are no outstanding stock appreciation rights or similar phantom equity securities with respect to the capital stock of the Company. All issued and outstanding shares of Company Common Stock are duly authorized and validly issued, fully paid, non-assessable and free of preemptive rights with respect thereto, except as set forth in Section 180.0622 of Wisconsin Law as judicially interpreted. To the Company's Knowledge, other than the Voting Agreement, there are no voting trusts or shareholder agreements to which the Company is a party with respect to the voting of the capital stock of the Company and, to the Company's Knowledge, there are no such agreements among its shareholders other than those listed in Section 3.03 of the Company Disclosure Schedule. To the Company's Knowledge, other than the Voting Agreement, there are no irrevocable proxies with respect to shares of capital stock of the Company or any Subsidiary that cover more than 2% of the Company's outstanding capital stock. A list of the holders of record of shares of the Company's capital stock and their respective state of residency as of a recent date is set forth in Section 3.03 of the Company Disclosure Schedule.

                  SECTION 3.04 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Acquisition. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Acquisition have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Acquisition (other than, with respect to the Merger, the adoption of this Agreement by the holders of the shares of Company Common Stock and the filing and recordation of appropriate merger documents as required by Wisconsin
Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Merger Sub, Parent, Saw Mill and the Shareholders, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  SECTION 3.05 No Conflict; Required Filings and Consents.

                  (a) Subject to the approval of the Company's shareholders and compliance with applicable provisions of Wisconsin Law or any other applicable Law, the execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Acquisition will not (i) conflict with or violate the Articles of Incorporation or By-laws of the Company or any of its subsidiaries,
         (ii) to the Company's Knowledge, conflict with or violate any domestic (federal, state or local) or foreign law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or its subsidiaries or by which any of their respective properties or assets is bound or affected or (iii) to the Company's Knowledge, result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or its subsidiaries is a party or by which the Company, its subsidiaries or any of its properties or assets is bound or affected, except as disclosed in Section 3.05(a) of the Company Disclosure Schedule and except, in the case of clauses (ii) and (iii) above, conflicts, violations, breaches or defaults which would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect.

                  (b) To the Company's Knowledge, the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Acquisition will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or subdivision thereof, or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational, except for (i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws"), the rules of the National Association of Securities Dealers ("NASD"), state takeover laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and Wisconsin Law or any other applicable Law and (ii) where the failure to obtain such other consents, approvals, authorizations, or permits, or to make such filings or notifications, would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect.

                  SECTION 3.06 SEC Filings; Financial Statements; Undisclosed Liabilities.

                  (a) To the Company's Knowledge, the Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 1997 and has made available to the Merger Sub all registration statements filed by the Company with the SEC, including all exhibits filed in connection therewith (on all forms applicable to the registration of securities) since January 1, 1997 and prior to the date of this Agreement (collectively, the "Company SEC Reports"). To the Company's Knowledge, as of their respective dates, the Company SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company will deliver to the Merger Sub as soon as they become available true and complete copies of any Company SEC Reports filed subsequent to the date hereof and prior to the Effective Time.

                  (b) Each of the financial statements (including, in each case, any notes and schedules thereto) contained in the Company SEC Reports complied as to form in all material respects with the applicable accounting requirements and rules and regulations of the SEC and was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each fairly presented in all material respects the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with GAAP (subject, in the case of unaudited statements (the "Interim Financial Statements"), to normal and recurring year-end adjustments and the absence of footnotes none of which would, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect).

                  (c) Except as set forth on Section 3.06 of the Company Disclosure Schedule, since December 31, 1998, to the Company's Knowledge, there has not been any Company Material Adverse Effect, or any event, condition or development which is reasonably likely to result in a Company Material Adverse Effect.

                  (d) To the Company's Knowledge, neither the Company nor its subsidiaries have any known or asserted liabilities or obligations (whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due, including any liability for taxes) including without limitation any liabilities or obligations with respect to environmental, health or safety matters, other than such liabilities or obligations (i) disclosed in the Company Disclosure Statement, (ii) that have been specifically disclosed or reserved for in the audited consolidated balance sheet of the Company for calendar year 1998 as filed with the SEC, (iii) that have been incurred in the ordinary course of business consistent with past practice since December 31, 1998, or

         (iv) that would not, individually or in the aggregate, have or be expected to have a Company Material Adverse Effect.

                  (e) Section 3.06 of the Company Disclosure Schedule sets forth a list of all of the Company's and its subsidiaries' indebtedness for borrowed money which is outstanding as of December 31, 1999, except for amounts of indebtedness which are not individually in excess of $250,000.

                  SECTION 3.07 Absence of Certain Changes or Events. Except as disclosed in Section 3.07 of the Company Disclosure Schedule or in the Company SEC Reports and except for the execution of this Agreement and the consummation of the transactions contemplated hereby, since December 31, 1998, (i) to the Company's Knowledge, the Company and its subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) in all material respects and (ii) neither the Company nor any of its subsidiaries have, directly or indirectly:

                  (a) redeemed, purchased, otherwise acquired, or agreed to redeem, purchase or otherwise acquire, any shares of capital stock of the Company, or declared, set aside or paid any dividend or otherwise made a distribution (whether in cash, stock or property or any combination thereof) in respect of the Company's capital stock;

                  (b) instituted any material change in its accounting methods, principles or practices;

                  (c) granted any increase in the base compensation of, or made any other material change in the employment terms for, any of its directors, officers and/or employees, except (i) for increases or changes reflecting or based upon changed responsibilities or duties and increases or changes made in the ordinary course of business consistent with past practice and (ii) reasonable compensation payable to the members of the Special Committee in connection with their performance of services as members of the Special Committee; or

                  (d) adopted, modified or terminated any bonus, profit-sharing, incentive, severance or other plan or contract for the benefit of any of its directors, officers and/or employees other than changes which do not materially increase the aggregate cost of such plan or contract and changes made in the ordinary course of business consistent with past practices.

                  SECTION 3.08 Absence of Litigation. Except as disclosed in the Company SEC Reports, as of the date hereof, there is no claim, action, proceeding or investigation pending or, to the Company's Knowledge, threatened in writing against the Company, its subsidiaries, or any of its properties or assets, before any court, arbitrator or Governmental Authority, which, individually or when aggregated with other claims, actions, proceedings or investigations or product liability claims, would have or could reasonably be expected to have a Company Material Adverse Effect.

As of the date hereof, neither the Company nor its subsidiaries nor any of their respective properties or assets is subject to any order, writ, judgment, injunction, decree, determination or award having or which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                  SECTION 3.09 Shareholder Vote Required. The affirmative vote of the holders of the outstanding shares of Company Common Stock in accordance with Wisconsin Law and other applicable Law is the only vote of the holders of any class or series of securities of the Company necessary to approve the Merger, this Agreement and the other transactions contemplated hereby.

                  SECTION 3.10 Opinion of Financial Advisor. The Special Committee has received the opinion, dated January 29, 2000 (the "Lehman Opinion"), of Lehman Brothers Inc. (the "Company Financial Advisor"), to the effect that the Merger Consideration is fair to the Company's shareholders (other than the Shareholders) from a financial point of view.

                  SECTION 3.11 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any of its subsidiaries. The Company has heretofore furnished to Merger Sub a complete and correct copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger and the other transactions contemplated hereby, and there have been no amendments to such agreements.

                  SECTION 3.12 Company Action; State Takeover Statutes. The Company's Board of Directors (at a meeting duly called and held) has by requisite vote of directors (i) approved and adopted this Agreement, the Merger and all of the other transactions contemplated hereby and (ii) agreed to recommend that the shareholders of the Company approve and adopt this Agreement, the Merger and all of the other transactions contemplated hereby.

                  SECTION 3.13 Information Supplied. The Proxy Statement (as defined below) and any other document to be filed with the SEC or any Governmental Authority in connection with the Acquisition (the "Other Filings") will not, at the respective times filed with the SEC or other Governmental Authority, to the Company's Knowledge, contain any untrue statement of a material fact (other than information furnished by Merger Sub, Parent or Saw Mill for which no representation or warranty is being made by the Company) or omit to state any material fact (other than information required to be furnished by Merger Sub, Parent or Saw Mill for which no representation or warranty is being made by the Company) required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Proxy Statement will, to the Company's Knowledge, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                  SECTION 3.14 Compliance with Laws. To the Company's Knowledge, neither the Company nor any of its subsidiaries is in violation of or has violated or failed to comply with any Law, including without limitation any relating to environmental, health or safety matters, except for violations and failures to comply that would not, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect.

                  SECTION 3.15 Tax Matters.

                  (a) The Company, each domestic subsidiary of the Company and, to the Company's Knowledge, each foreign subsidiary of the Company has filed all Tax Returns that it was required to file prior to the date hereof. To the Company's Knowledge, all such Tax Returns were filed in good faith and were complete in all material respects. All Taxes owed by any of the Company and each subsidiary of the Company (whether or not shown on any Tax Return) have been paid or reserved. Except as provided in Section 3.15 of the Company Disclosure Schedule, neither the Company nor any domestic subsidiary of the Company currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Company or any subsidiary of the Company does not file Tax Returns that the Company or any such subsidiary so not filing is or may be subject to taxation by that jurisdiction except for claims which, individually or in the aggregate, would not result or be expected to result in a Company Material Adverse Effect.

                  (b) Neither the Company nor any subsidiary of the Company has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. Neither the Company nor any subsidiary of the Company has made any payments or is obligated to make any payments (other than payments required as a result of the operation of this Agreement) that may not be deductible under Code Section 162(m).

                  (c) Neither the Company nor any subsidiary of the Company has any liability for the Taxes of any person other than the Company and the subsidiaries of the Company (i) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise. Neither the Company nor any subsidiary of the Company is a party to any Tax allocation or sharing agreement.

                  SECTION 3.16 Change of Control Provisions. Except as disclosed on Section 3.16 of the Company Disclosure Schedule or as expressly provided for in or permitted by this Agreement, no director, officer or employee of the Company or any subsidiary of the Company (other than the Shareholders) will be entitled to receive additional compensation, other payments or other rights (whether as a result of any employee benefit plan, program or arrangement, any contract or other agreement, or otherwise) as a result of the execution of this Agreement, the consummation of the Merger, the consummation of any of the other transactions contemplated hereby or otherwise in connection with a change of control of the Company.

                  SECTION 3.17 Transactions with Affiliates. Except as disclosed on Section 3.17 of the Company Disclosure Schedule and subject to the final sentence of this Section 3.17, neither the Company nor any of its subsidiaries is a party to any executory contract or other arrangement with any of its affiliates, and no affiliate of the Company or any of its subsidiaries (other than the Company and its subsidiaries) owns any material asset, property, or right, tangible or intangible, that is used in the Company's or any of its subsidiaries' businesses. For purpose of this Section 3.17, the term"affiliate" shall not include any of the Shareholders. Notwithstanding the foregoing, the Company makes the representations set forth in the first sentence of this Section 3.17 to its Knowledge with respect to the Company's Chinese and Romanian ventures.

                  SECTION 3.18 Foreign Corrupt Practices Act. To the Company's Knowledge, neither the Company, any subsidiary of the Company, nor any director, manager, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries has used any funds for any unlawful contribution, gift, entertainment or other expense relating to political activity or made any direct or indirect unlawful payment to any United States or foreign government official or employee from company funds or violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or paid or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

                                   ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES OF
                         SAW MILL, PARENT AND MERGER SUB

                  Saw Mill, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

                  SECTION 4.01 Organization and Qualification; Subsidiaries. Each of Merger Sub, Parent and Saw Mill is duly organized, validly existing and in good standing (or the equivalent thereof) under the laws of the jurisdiction of its incorporation or formation, as applicable, and has the requisite power and authority to carry on its respective business as now being conducted, except where the failure to have such power of authority would not be reasonably expected to prevent or materially delay the consummation of the Merger.

                  SECTION 4.02 Authority Relative to this Agreement. Each of Merger Sub, Parent and Saw Mill has all necessary power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the Acquisition. The execution and delivery of this Agreement by each of Merger Sub, Parent and Saw Mill and the consummation by each of Merger Sub, Parent and Saw Mill of the Acquisition have been duly and validly authorized by all necessary action and no other proceedings on the part of Merger Sub, Parent or Saw Mill are necessary to authorize this Agreement or to consummate the Merger (other than the filing and recordation of appropriate merger documents as required by Wisconsin Law). This Agreement has been duly and validly executed and delivered by each of Merger Sub, Parent or Saw Mill and, assuming the due authorization, execution and delivery by the Company and the Shareholders, constitutes a legal, valid and binding obligation of each of Merger Sub, Parent and Saw Mill, enforceable against each of Merger Sub, Parent and Saw Mill in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  SECTION 4.03 No Conflict; Required Filings and Consents.

                  (a) Subject to compliance with applicable provisions of Wisconsin Law or any other applicable Law, the execution and delivery of this Agreement by each of Merger Sub, Parent and Saw Mill does not, and the consummation of the Acquisition by each of Merger Sub, Parent and Saw Mill will not (i) conflict with or violate the charter documents, By-laws or other organizational documents of Merger Sub, Parent or Saw Mill, (ii) to Merger Sub's, Parent's and Saw Mill's knowledge, conflict with or violate any Laws applicable to Merger Sub, Parent or Saw Mill or by which any of their respective properties or assets is bound or affected, or (iii) to Merger Sub's, Parent's and Saw Mill's knowledge, result in a violation or any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub, Parent or Saw Mill is a party or by which Merger Sub, Parent or Saw Mill or any property or asset of Merger Sub, Parent or Saw Mill is bound or affected, except, in the case of clauses (ii) and (iii), for violations, breaches or defaults which would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Acquisition.

                  (b) To Merger Sub's, Parent's and Saw Mill's knowledge, the execution and delivery of this Agreement by each of Merger Sub, Parent and Saw Mill does not, and the consummation of this Agreement by each of Merger Sub, Parent and Saw Mill will not, require any consent, approval, authorization or permit of, or filing with or notification to, any government or subdivision thereof, or any administration, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws, the rules of any applicable stock exchange, state takeover laws, the HSR Act, and by Wisconsin Law or any other applicable Law, and (ii) where the failure to obtain such other consents, approvals, authorizations, or permits, or to make such filings or notifications, would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Acquisition.

                  SECTION 4.04 Interim Operations of Parent and Merger Sub. Parent and Merger Sub were each formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities (other than those incident to its organization and the execution of this Agreement and obtaining the Commitment Letters (as herein defined)) and has conducted its operations only as contemplated hereby.

                  SECTION 4.05 Information Supplied. None of the information supplied in writing or to be supplied in writing by Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement or the Other Filings, at the respective time filed with the SEC or such other

Governmental Authority, and, in addition, in the case of the Proxy Statement, at the date it is first mailed to the Company's shareholders or at the time of the Shareholders Meeting (as defined below), contains or will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  SECTION 4.06 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or investment banker's fee or commission in connection with the Merger based upon arrangements made by or on behalf of Merger Sub, Parent or Saw Mill.

                  SECTION 4.07 Financing. Saw Mill has received written commitments from (a) Credit Agricole Indosuez (the "Senior Lender"), dated as of January 20, 2000 (the "Senior Debt Commitment Letter"), pursuant to which the Senior Lender has committed, subject to the terms and conditions contained therein, to provide up to $130,000,000 in senior debt financing for the Transactions, (b) Credit Suisse First Boston (the "Subordinated Debt Lender"), dated as of January 19, 2000 (the "Subordinated Debt Commitment Letter"), pursuant to which the Subordinated Debt Lender has committed, subject to the terms and conditions contained therein, to provide up to $125,000,000 in subordinated debt financing for the Transactions, and (c) Chase Capital Partners, Massachusetts Mutual Life Insurance Company and The Northwestern Mutual Life Insurance Company (collectively, the "Preferred Equity Investors"), dated as of January 27, 2000 (the "Preferred Equity Commitment Letter", and collectively with the Senior Debt Commitment Letter and the Subordinated Debt Commitment Letter, the "Commitment Letters"), pursuant to which the Preferred Equity Investors have committed, subject to the terms and conditions contained therein, to provide up to $35,000,000 in preferred equity financing for the Transactions. The proceeds from the Debt and Preferred Equity Financing, assuming the Commitment Letters have been funded pursuant to and in accordance with their respective terms, together with the Pre-Merger Contributions, shall provide sufficient funds to pay, pursuant to the Merger, the Merger Consideration, the Option Consideration and the repayment of indebtedness for borrowed money of the Company or any of its subsidiaries that is required to be repaid as a result of the Transactions, if any, and to pay all fees and expenses related to the Transactions. A true, correct and complete copy of (i) the Senior Debt Commitment Letter is attached hereto as Exhibit G-1, (ii) the Subordinated Debt Commitment Letter is attached hereto as Exhibit G-2, (iii) the Preferred Equity Commitment Letter is attached hereto as Exhibit G-3 and (iv) Saw Mill's agreement of limited partnership (the "Saw Mill Limited Partnership Agreement") has been provided to the Special Committee prior to date hereof. The partners named in the Saw Mill Limited Partnership Agreement, taken together, have committed, subject to the terms and conditions contained therein, to contribute the Contributed Cash and the Contributed Company Common Shares to Saw Mill. Merger Sub is not aware of any facts which in its reasonable judgment would prevent the consummation of the financing contemplated by the Commitment Letters. As of the date hereof, the Commitment Letters and the Saw Mill Limited Partnership Agreement have not been modified or amended and are in full force and effect.

                  SECTION 4.08 Capitalization of Merger Sub. Immediately prior to the Effective Time, the authorized capital stock of Merger Sub will consist of shares of common stock, par value

$0.01 per share, of which only one share will be issued and outstanding and such share shall be owned by Parent.

                  SECTION 4.09 Solvency. Immediately after giving effect to the Transactions, the Surviving Corporation shall be able to pay its debts as they become due, shall own assets having a fair market value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of contingent liabilities) and shall not have an unreasonably small amount of capital to conduct its business. No transfer of property is being made, and no obligation is being incurred, in connection with the Transactions with the intent to hinder, delay or defraud present or future creditors of the Company, Parent, Merger Sub or Surviving Corporation.

                  SECTION 4.10 Pro Formas. Set forth on Exhibit B is the current estimated sources and uses of funds in connection with the Contribution Agreement, the Debt and Preferred Equity Financing and the consummation of the Transactions, which reflect the current assumptions regarding the sources and uses of funds for such purposes, and Merger Sub shall notify the Special Committee of any material changes in such estimated sources and uses of funds.

                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

                  Each Shareholder hereby severally but not jointly represents and warrants to the Company, Saw Mill, Parent and Merger Sub that:

                  SECTION 5.01 No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by such Shareholder does not, and the consummation of the Acquisition will not,
         (i) to such Shareholder's knowledge, violate any Law applicable to such Shareholder, (ii) prevent or materially delay the consummation of the Merger or (iii) to such Shareholder's knowledge, result in a violation or any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party.

                  (b) To such Shareholder's knowledge, the execution and delivery of this Agreement by such Shareholder does not, and the consummation of the Acquisition will not, require any consent, approval, authorization or permit of, or filing with or notification to, any government or subdivision thereof, or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational, except for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws, the rules of any applicable exchange, state takeover laws, the HSR Act, and filings and recordation of appropriate merger documents as required by Wisconsin Law or any other applicable Law.

                  SECTION 5.02 Ownership of Owned Shares. Except as set forth on Exhibit C hereof, as of the date hereof, such Shareholder is the sole record and beneficial owner of the number of shares of Company Common Stock listed opposite such Shareholder's name on Exhibit C hereof, free and clear of any Liens (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of the Owned Shares or any interest therein) except pursuant to this Agreement, the Voting Agreement or applicable securities Laws. The Owned Shares constitute all of the capital stock of the Company owned of record or beneficially owned by such Shareholder. Exhibit C hereof sets forth for each Owned Share the date such Owned Share was acquired by the respective Shareholder and the purchase price paid for such Owned Share by the respective Shareholder.

                  SECTION 5.03 Authority Relative to this Agreement. Each Shareholder has all necessary capacity to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery by Merger Sub, Parent, Saw Mill, the other Shareholder and the Company, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  SECTION 5.04 No Finder's Fees. No broker, investment banker, financial advisor or other person is entitled to any broker's finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Shareholder.

                  SECTION 5.05 Transactions with Shareholders. Except as set forth on Exhibit F hereof, neither the Company nor any of its subsidiaries is a party to any executory contract or other arrangement with any Shareholder or any family member or affiliate of any Shareholder (other than the Company or any of its subsidiaries) (collectively, the "Shareholder Related Parties") and no Shareholder Related Party owns any material asset, property or right, tangible or intangible, that is used in the Company's or any of its subsidiaries' businesses.


                                   ARTICLE VI
                     CONDUCT OF BUSINESS PENDING THE MERGER

                  SECTION 6.01 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 6.01 of the Company Disclosure Schedule or as otherwise expressly provided for in this Agreement, unless Merger Sub shall otherwise agree in writing, the Company shall, and shall cause its subsidiaries, to conduct its business in the ordinary course and in a manner consistent with past custom and practice (including with respect to quantity and frequency in all material respects). The Company shall, and shall cause its subsidiaries to, use commercially reasonable efforts to (i) preserve intact its business organization, (ii) keep available the services of the current officers, employees and consultants of the Company and its subsidiaries, (iii) preserve the current relationships of the Company and its subsidiaries with customers, distributors, suppliers, licensors, licensees, contractors and other persons with which the Company or its subsidiaries has significant business relations, (iv) maintain all assets in good repair and condition (except for ordinary wear and tear) other than those disposed of in the ordinary course of business consistent with past custom and practice, (v) maintain all insurance currently used in the conduct of the Company's and its subsidiaries' business as currently conducted, (vi) maintain the Company's and its subsidiaries' books of account and records in the usual, regular and ordinary manner and (vii) maintain and protect all of its material Intellectual Property Rights, in each case, in a manner consistent in all material respects with the Company's ordinary course of business, consistent with past practice. Except as contemplated by this Agreement, or as set forth in Section 6.01 of the Company Disclosure Schedule, the Company shall not, and shall cause its subsidiaries not to, between the date of this Agreement and the Effective Time, directly or indirectly do any of the following without the prior written consent of Merger Sub (which consent shall not be unreasonably withheld or delayed):

                  (a) amend or otherwise change its Articles of Incorporation or By-laws;

                  (b) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock or other equity securities of any type or class of the Company or its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or other equity securities, or any other ownership interest (including, without limitation, any phantom interests), of the Company or its subsidiaries or (ii) any assets of the Company or its subsidiaries, except for sales in the ordinary course of business consistent with past custom and practice and other asset sales for consideration or having a fair market value aggregating not more than $500,000;

                  (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity securities;

                  (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity securities;

                  (e) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) or agree to acquire any corporation, partnership, limited liability company, or other business organization or division thereof, other than the acquisition of assets pursuant to the Letter of Intent, dated September 27, 1999;

                  (f) (i) other than under the Company's existing credit facilities as in effect as of the date hereof, incur or agree to incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances, or capital contributions to or investments in, any other person; or (ii) authorize or make capital expenditures which are not in accordance with the Company's calendar year 2000 budget which has been presented to the Company's board of directors prior to the date hereof;

                  (g) enter into, establish, adopt, amend or renew any employment, consulting, severance or similar agreement or arrangements with any director, officer, or employee, or grant any salary or wage increase (other than in the ordinary course of business consistent with past custom and practice);

                  (h) establish, adopt, amend or increase benefits under any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, welfare benefit contract, plan or arrangement (other than in the ordinary course of business consistent with past custom and practice or as may be required by applicable Law);

                  (i) commence any voluntary petition, proceeding or action under any bankruptcy, insolvency or other similar law;

                  (j) make or institute any material change in accounting methods, procedures or practices in its accounting methods, procedures and practices unless mandated by GAAP;

                  (k) enter into any agreement or other arrangement with any director, officer or shareholder of the Company, its subsidiaries or any affiliate of any of the foregoing, except (i) in the ordinary course of business consistent with past custom and practice and (ii) with respect to the payment of reasonable compensation to the members of the Special Committee in connection with their performance of services as members of the Special Committee;

                  (l) take any action or omit to take any action which would result in a violation of any applicable Law or would cause a breach of any agreement, contract or commitment, which violation or breach would have or could reasonably be expected to have a Company Material Adverse Effect;

                  (m) license, assign or otherwise transfer to any person or entity any rights to any material Intellectual Property Rights owned or used by the Company or its subsidiaries, except in the ordinary course of business consistent with past custom or practice, or fail to maintain or enforce any material Intellectual Property Rights owned or used by the Company or its subsidiaries, except in the ordinary course of business consistent with past custom or practice; or

                  (n) authorize, propose, or agree to take, any of the foregoing actions prohibited under the other provisions of this Section 6.01.

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

                  SECTION 7.01 Shareholders' Meeting.

                  (a) Subject to the provisions of Section 7.05 and Section 9.01, the Company shall, consistent with applicable Law, call and hold a meeting of the holders of shares of Company Common Stock (the "Shareholders' Meeting") as promptly as practicable for the purpose of voting upon the approval and adoption of this Agreement and the Merger. The Company, through its Board of Directors, shall recommend to its shareholders approval and adoption of this Agreement and the Merger, which recommendation shall be contained in the Proxy Statement (as defined below); provided, however, that the Board of Directors may fail to make its recommendation to the shareholders of the Company or may withdraw, modify or change its recommendation to the shareholders of the Company, in accordance with Section 7.05(a). Subject to the foregoing, the Company shall solicit from the holders of shares of Company Common Stock proxies in favor of the approval and adoption of the Merger, and shall take all other action necessary or advisable to secure the vote or consent of such holders required by Wisconsin Law.

                  (b) Saw Mill, Parent and Merger Sub shall vote (or consent with respect to) any shares of Company Common Stock beneficially owned by them, or with respect to which they have the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the approval and adoption of this Agreement and the Merger at any meeting of the shareholders of the Company at which this Agreement and the Merger shall be submitted for approval and adoption and at all adjournments or postponements thereof (or, if applicable, by any action of the shareholders of the Company by consent in lieu of a meeting).

                  SECTION 7.02 Preparation of Proxy Statement.

                  (a) The Company, the Shareholders, Merger Sub, Parent and Saw Mill shall furnish to each other all information concerning such person or such person's business that is required for the Proxy Statement (as herein defined). Under the direct control of the Special Committee, the Company shall, as soon as practicable, prepare and file (after providing Merger Sub with a reasonable opportunity to review and comment thereon) preliminary proxy materials (including, without limitation, a Schedule 13e-3 filing) relating to the meeting of the holders of shares of Company Common Stock to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the "Proxy Statement") with the SEC and shall use its best efforts to respond to any comments of the SEC (after providing Merger Sub with a reasonable opportunity to review and comment thereon) and to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after responding to all such comments to the satisfaction of the staff; provided, that, subject to Saw Mill's, Parent's and Merger Sub's compliance with the immediately preceding sentence, in no event shall the Company file the Proxy Statement with the SEC any later than the date forty-five (45) days after the date hereof. The Company shall notify Merger Sub promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Merger Sub with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the Transactions. The Company will cause the Proxy Statement to comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder applicable to the Proxy Statement and the solicitation of proxies for the Shareholders' Meeting (including any requirement to amend or supplement the Proxy Statement) and each party shall furnish to the other such information relating to it and its affiliates and the Transactions and such further and supplemental information as may be reasonably requested by the other party. If at any time prior to the Shareholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement; provided, that no such amendment or supplement to the Proxy Statement will be made by the Company without providing the Merger Sub the reasonable opportunity to review and comment thereon and without the approval of Merger Sub, which approval shall not be unreasonably withheld. To the extent practicable, the Special Committee and its counsel shall permit Merger Sub and its counsel and the Company and its counsel to participate in all communications with the SEC and its staff, including all meetings and telephone conferences, relating to the Proxy Statement, this Agreement or the Transactions; provided that in the event that such participation by Merger Sub or the Company is not practicable, the Special Committee shall promptly inform Merger Sub and the Company of the content of all such communications and the participants involved therein.

                  (b) Subject to the provisions of Section 7.05 and Section 9.01, the Company agrees to include in the Proxy Statement the recommendation of the Company's Board of Directors, subject to any modification, amendment or withdrawal thereof as provided in this Agreement. The Proxy Statement shall contain a copy of the Lehman Opinion.

                  SECTION 7.03 Appropriate Action; Consents; Filings; Further Assurances.

                  (a) Subject to the provisions of Section 7.05 and Section 9.01, the Company, Merger Sub, Parent and Saw Mill shall use their commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate the Transactions and make effective the Merger as promptly as practicable,
         (ii) obtain expeditiously from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Merger Sub, Parent or the Company or any of its subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Transactions required under (A) the Securities Act and the

         Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act and any related governmental request thereunder and (C) any other applicable Law; provided, that Merger Sub, Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing. From the date of this Agreement until the Effective Time, each party shall promptly notify the other party in writing of any pending or, to the knowledge of the first party, threatened action, proceeding or investigation by any Governmental Authority or any other person (i) challenging or seeking material damages in connection with the Merger or the conversion of the Company Common Stock into cash pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Transactions or otherwise limit the right of Surviving Corporation to own or operate all or any portion of the businesses or assets of the Company or its subsidiaries, which in either case would have a Company Material Adverse Effect prior to or after the Effective Time, or a Surviving Corporation Material Adverse Effect after the Effective Time. The term "Surviving Corporation Material Adverse Effect" means, when used in connection with the Surviving Corporation, any change, effect, event, occurrence, condition or development that is or is reasonably likely to be materially adverse to the business, assets, liabilities, properties, results of operations or condition (financial or otherwise) of the Surviving Corporation and its subsidiaries, taken as a whole.

                  (b) The Company, the Shareholders, Merger Sub, Parent and Saw Mill shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement.

                  (c) Each of Merger Sub, Parent, Saw Mill and the Company shall give (or shall cause its respective subsidiaries to give) any notices to third parties and use, and cause its respective subsidiaries to use, their respective commercially reasonable efforts, at, subject to
         Section 9.03(b), Merger Sub's expense, to obtain any third party consents, (A) necessary, proper or advisable to consummate the Transactions, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or (C) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Surviving Corporation Material Adverse Effect from occurring after the Effective Time. In the event that Merger Sub, Parent or the Company shall fail to obtain any third party consent described in the immediately preceding sentence, it shall use its commercially reasonable efforts, at, subject to Section 9.03(b), Merger Sub's expense, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon the Company, Merger Sub and Parent, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

                  (d) If any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any of the Transactions, the Company, Merger Sub and

         Parent will take all action reasonably necessary to ensure that the Merger and the other Transactions may be lawfully consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions.

                  (e) If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional documents, the proper officers and directors of each party to this Agreement (including the Shareholders) shall take all such necessary action.

                  SECTION 7.04 Confidentiality; Access to Information.

                  (a) Merger Sub, Parent and Saw Mill shall each, and shall each use its reasonable best efforts to cause its Representatives (as defined below) to, keep confidential and not disclose to any other person (other than such Representatives) or use for its own benefit or the benefit of any other person any trade secrets or other confidential proprietary information in its or their possession or control regarding the Company or any of its subsidiaries. The obligation of Merger Sub, Parent and Saw Mill under this Section 7.04(a) shall not apply to information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 7.04(a); or (ii) is required to be disclosed by Law or a Governmental Authority; provided, however, that, in any such case, the person subject to such requirement shall notify the Company as early as reasonably practicable prior to disclosure to allow the Company to take appropriate measures to preserve the confidentiality of such information. The provisions of this Section 7.04(a) (other than the provisions of this sentence) shall terminate as of the Effective Time and all confidentiality agreements entered into between the Company and Saw Mill and/or any affiliate of Saw Mill (including Saw Mill Capital LLC) prior to the date hereof are hereby terminated and have no further force or effect. Notwithstanding the foregoing, nothing in this Section 7.04(a) shall prevent the Company from complying with its obligations contained in Section 7.09.

                  (b) The Shareholders shall each, and shall each use his reasonable best efforts to cause his accountants, consultants, legal counsel, agents and other representatives, as applicable, to, keep confidential and not disclose to any other person or use for his or its own benefit or the benefit of any other person any trade secrets or other confidential proprietary information in his, its or their possession or control regarding Merger Sub, Parent, Saw Mill or any of their respective affiliates. The obligation of the Shareholders under this Section 7.04(b) shall not apply to information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 7.04(b); or (ii) is required to be disclosed by Law or a Governmental Authority; provided, however, that, in any such case, the Shareholder subject to such requirement shall notify Merger Sub and Parent as early as reasonably practicable prior to disclosure to allow Merger Sub and Parent to take appropriate measures to preserve the confidentiality of such information.

                  (c) Except as otherwise dictated by the legal duties or legal obligations of the Special Committee or the Company and subject to the requirements of agreements with third parties, from the date hereof to the Effective Time, the Company shall (and shall cause each of its subsidiaries to) provide to Merger Sub (and its lenders, other financing sources, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "Representatives") reasonable access to all information and documents which Merger Sub may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company or its subsidiaries.

                  (d) Except as otherwise dictated by the legal duties or legal obligations of the Special Committee or the Company and subject to the requirements of agreements with third parties, from the date hereof to the Effective Time, the Company shall (and shall cause each of its subsidiaries to): (i) provide to Merger Sub and its Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and its subsidiaries and to the books and records thereof and
         (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its subsidiaries as Merger Sub or its Representatives may reasonably request.

                  (e) No investigation by Merger Sub or the Company, as applicable, whether prior to the execution of this Agreement or pursuant to this Section 7.04, shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

                  (f) Merger Sub and its Representatives shall have the right to conduct any environmental and engineering inspections at any of the Company's properties (whether owned or leased), which inspections shall be, subject to Section 9.03(b), at Merger Sub's expense; provided, that in no event shall Merger Sub have the right to conduct so-called "Phase II" environmental tests without the Company's prior consent, which consent shall not be unreasonably withheld. Notwithstanding anything contained herein to the contrary, all of Merger Sub's and their Representatives' activities pursuant to this Section 7.04(f) shall be conducted in a manner that does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries.

                  SECTION 7.05 Fiduciary Responsibilities.

                  (a) If, after the date of this Agreement, the Special Committee or the Company receives a bona-fide inquiry or proposal (any such inquiry, an "Acquisition Inquiry" or any such proposal, an "Acquisition Proposal") from a person whom the Special Committee, in good faith, reasonably determines has the financial capacity to consummate a merger, consolidation, tender offer, exchange offer, recapitalization or other business combination involving the Company or the acquisition (of any kind) of a material portion of the assets or capital stock of the Company or its subsidiaries (any such transaction, other than the Merger, a "Third Party Transaction") and the Special Committee reasonably concludes, after consultation with its legal counsel, that the failure to provide information to, or to engage in discussions or negotiations with, such person would be inconsistent with the fiduciary duties of the Company's directors to the Company's shareholders under applicable Law (the "Board's Fiduciary Duties"), then (i) the Special Committee may, through any of the Company's directors, officers, employees, agents, representatives or affiliates (the "Company's Agents"), directly or indirectly, (x) provide access to, furnish or cause to be furnished information concerning the Company's business, properties, assets, financial position, operations and/or prospects to such person pursuant to an appropriate confidentiality agreement, and (y) engage in discussions related thereto; and (ii) the Special Committee may, through any of the Company's Agents, participate in and engage in discussions and negotiations with such person regarding the Acquisition Inquiry or Acquisition Proposal, as the case may be. In the event that, after the date of this Agreement and prior to the Shareholders' Meeting, the Special Committee or the Company receives an Acquisition Proposal from a person whom the Special Committee, in good faith, reasonably determines has the financial capabilities to consummate such Acquisition Proposal and the Special Committee determines, in good faith and after consultation with its legal counsel, that the failure to do any or all of the following would be inconsistent with the Board's Fiduciary Duties, the Board of Directors of the Company (acting on the recommendation of the Special Committee) may do any or all of the following: (xx) withdraw, modify or change the Company's Board of Directors' approval or recommendation of this Agreement and the Merger;
         (yy) approve or recommend to the Company's shareholders such Acquisition Proposal; and (zz) terminate this Agreement. The Board of Directors of the Company shall not take the action described in clause
         (zz) above prior to three business days after the Board of Directors of the Company shall have given Merger Sub written notice stating that the Board of Directors of the Company intends to terminate this Agreement and setting forth the information specified in Section 7.05(d) hereof with respect to any Acquisition Proposal which the Board of Directors of the Company intends to accept or recommend. If the Company shall exercise its right to terminate this Agreement pursuant to clause (zz) of this Section 7.05(a), the Company shall deliver to Saw Mill (or at Saw Mill's direction, such other person as Saw Mill may designate in writing), and any such termination shall be conditioned upon Saw Mill's or such other person's receipt of, a wire transfer of same day funds in the amount of the Termination Fee (as defined in Section 9.03(d)). Notwithstanding anything contained in this Agreement to the contrary, so long as there has been no breach of Section 7.05(b), the exercise of the rights of the Board of Directors of the Company and the Special Committee pursuant to this Section 7.05 shall not constitute a breach of this Agreement by the Company.

                  (b) Notwithstanding anything contained herein to the contrary, the Board of Directors of the Company, the Shareholders and the Special Committee shall not, and the Company shall cause its subsidiaries not to, and the Company agrees that it shall not authorize nor permit any of the Company's Agents to, directly or indirectly, solicit, knowingly encourage, participate in or initiate discussions or negotiations with, or provide any non-public information to any person (other than Merger Sub, Parent, Saw Mill or any of their affiliates or representatives) concerning any potential Third Party Transaction;

         provided, that after the Special Committee (i) has received an Acquisition Inquiry or Acquisition Proposal and (ii) has reached the applicable conclusions required by the first sentence of Section 7.05(a) with respect to such Acquisition Inquiry or Acquisition Proposal, as the case may be, the Special Committee may, through any of the Company's Agents, directly or indirectly participate in or initiate discussions or negotiations or provide information and conduct any other activities it determines, in good faith, after consultation with its legal counsel, are necessary to satisfy the Board's Fiduciary Duties regarding such Acquisition Inquiry or Acquisition Proposal, as the case may be, but only in the manner and to the extent expressly permitted by Section 7.05(a).

                  (c) Subject to Section 7.05(a) hereof, nothing contained in this Section 7.05 shall prohibit the Company's Board of Directors or the Special Committee from taking and disclosing to the Company's shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Company's shareholders which, in the judgment of the Board of Directors of the Company or the Special Committee, after consultation with its legal counsel, is necessary under applicable Law or the rules of any stock exchange to meet the Board's Fiduciary Duties. The Company shall give Merger Sub prompt written notice and a copy of any such disclosure.

                  (d) The Company shall promptly, but in any event within one business day, give Merger Sub written notice of any Acquisition Inquiry or Acquisition Proposal, which written notice shall include the material terms and conditions of such Acquisition Inquiry or Acquisition Proposal, as the case may be. The Company shall keep Merger Sub reasonably informed of the status of any such Acquisition Inquiry or Acquisition Proposal, including any change in the material terms or conditions thereof.

                  (e) Notwithstanding anything contained herein to the contrary, the initial press release issued by the Company announcing the execution of this Agreement, which press release may not be issued in any manner other than as is customary for issuing a press release for a transaction such as the Merger, may include the following language and the inclusion of such language shall not be a breach of any provision of this Section 7.05 and Saw Mill, Parent and Merger Sub hereby consent to the inclusion of the following language in any such press release:

                  "Notwithstanding its recommendation and consistent with the terms of the Merger Agreement, the Special Committee of the Company's Board of Directors requested that the Special Committee's financial advisor, Lehman Brothers Inc., and legal advisor, Michael Best & Friedrich LLP, be available to receive unsolicited inquiries from any other parties interested in the possible acquisition of the Company. If the Special Committee of the Company's Board of Directors concludes that the failure to provide information to, or engage in discussions or negotiations with, such parties would be inconsistent with its fiduciary duties to the Company's shareholders, Lehman Brothers Inc. and Michael Best & Friedrich LLP, in conjunction with the Special Committee of the Company's Board of Directors, may provide information to and engage in discussions and negotiations with such parties in connection with any such indicated interest."

                  (f) Nothing in this Agreement shall require or be deemed to require the Special Committee or the Company's Board of Directors to take or refrain from taking any action which would violate any obligation (including any fiduciary duty) under applicable Law. In taking or refraining from taking such action, the Special Committee or the Company's Board of Directors shall act in good faith and shall obtain the written advice from its counsel; provided, that, in the event that the Special Committee or the Company's Board of Directors, as the case may be, shall exercise any of its rights under this Section 7.05(f) with respect to any action taken or any inaction, the Special Committee or the Company's Board of Directors, as the case may be, shall give prompt written notice to Saw Mill, of such action or inaction (along with a reasonable description thereof) and the basis for the exercise of such right(s).

                  SECTION 7.06 Indemnification and Insurance.

                  (a) The Surviving Corporation, the Shareholders and the Company agree that, except as may be limited by applicable Laws, for six and one half years from and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director ("Covered Parties") of the Company against all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (whether arising before or after the Effective Time) (each a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (ii) this Agreement, or any of the transactions contemplated hereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under applicable Law or the Company's Articles of Incorporation, By-laws or indemnification agreements in effect at the date hereof, including provisions relating to the advancement of expenses incurred in the defense of any action or suit. Without limiting the foregoing, in the event any Covered Party becomes involved in any capacity in any Claim, then from and after the Effective Time, the Surviving Corporation shall periodically advance to such Covered Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Covered Party of an undertaking to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Covered Party is not entitled thereto.

                  (b) The Surviving Corporation shall maintain in effect, for six and one half years from and after the Effective Time, directors' and officers' liability insurance policies for the Covered Parties on terms not materially less favorable than the existing insurance coverage with respect to matters occurring prior to the Effective Time and otherwise on terms reasonably satisfactory to such directors.

                  (c) Subject to the fiduciary duties of the Special Committee and the Company's Board of Directors under Wisconsin Law, in the event that any action, suit, proceeding or investigation relating thereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto.

                  (d) The provisions of this Section 7.06 are for the benefit of, and shall be enforceable by, the Covered Parties. This Section 7.06 shall be binding on the Surviving Corporation and its successors and assigns.

                  SECTION 7.07 Notification of Certain Matters. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other parties hereto of:

                  (a) the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be reasonably likely to cause any (i) representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant or any condition to the obligations of any party to effect the Merger not to be complied with or satisfied;

                  (b) the failure of any party hereto to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement;

                  (c) the receipt of any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;

                  (d) the receipt of any notice or other communication from any Governmental Authority in connection with the Transactions; and

                  (e) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the party, threatened against, relating to or involving or otherwise affecting the Company or Merger Sub, which relates to the consummation of the Transactions;

in each case, to the extent such event or circumstance is or becomes known to the party required to give such notice; provided, however, that the delivery of any notice pursuant to this Section 7.07 shall not be deemed to be an amendment of this Agreement or any Section in the Company Disclosure Schedule and shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement.

                  SECTION 7.08 Public Announcements. Subject to the fiduciary duties of the Special Committee and the Company's Board of Directors under Wisconsin Law, during the period beginning on the date hereof and ending on the Closing, Merger Sub, Parent, Saw Mill and the Company shall consult with each other before issuing (and give one another a reasonable opportunity to comment on) any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions, except as may be required by Law or any listing agreement with the NASD or any national securities exchange to which Merger Sub, Parent, Saw Mill or the Company is a party and, in such case, shall use reasonable efforts to consult with all the parties hereto prior to such release or statement being issued.

                  SECTION 7.09 Cooperation with Financing. In order to assist with the financing of the Transactions, at or prior to Closing, the Company shall, and shall cause its subsidiaries to, take such commercially reasonable steps as are necessary to cause the following to occur:

                  (a) At Merger Sub's request and, subject to Section 9.03(b), expense, (i) with respect to each real property leased by the Company or its subsidiaries within the United States, the Company shall use its commercially reasonable best efforts to deliver to Merger Sub, if required by the lender of any such financing, a nondisturbance agreement, a consent and waiver and/or an estoppel letter executed by the landlord, lessor and/or licensor of such leased property and (ii) with respect to each parcel of real property owned by the Company or its subsidiaries that is located within the United States, the Company shall deliver title insurance and surveys, in each case, in form and substance reasonably acceptable to Merger Sub;

                  (b) At Merger Sub's request and, subject to Section 9.03(b), expense, the Company shall furnish such financial statements as may be reasonably requested by Merger Sub in connection with the financing of the Transactions; and

                  (c) At Merger Sub's request and, subject to Section 9.03(b), expense, the Company shall cause its and its subsidiaries' officers, employees, consultants, agents, accountants and attorneys to cooperate with Merger Sub and its lenders and authorized representatives in connection with a review of the Company and the financing of the Transactions, including the preparation by Merger Sub and its financing sources of any offering memorandum or other documents related to the financing of the Transactions and making senior management available to meet with any prospective providers of financing (including pursuant to any "road show").

                  SECTION 7.10 Shareholder Approval. Subject to the provisions of Section 7.05 and Section 9.01, the Company shall take all reasonable action necessary in accordance with Wisconsin

Law and its Articles of Incorporation and By-laws to obtain the requisite approval and adoption of this Agreement and the Merger by the shareholders of the Company.

                  SECTION 7.11 Exchange Act and NASDAQ Filings. Unless an exemption shall be expressly applicable to the Company, or unless Merger Sub agrees otherwise in writing, the Company will file with the SEC and the National Association of Security Dealers ("NASD") all reports required to be filed by it pursuant to the rules and regulations of the SEC and NASD (including, without limitation, all required financial statements). Such reports and other information shall comply in all material respects with all of the requirements of the SEC and NASD rules and regulations, and when filed, to the Company's Knowledge, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  SECTION 7.12 Solvency Opinion. If any of the providers of the Debt and Preferred Equity Financing require the delivery of a solvency opinion from an independent valuation firm at the Closing, Merger Sub shall cause such solvency opinion to also be delivered to the Special Committee.

                  SECTION 7.13 State Takeover Laws. The Company shall take all reasonably necessary steps to exempt the Transactions contemplated by this Agreement, including the Merger, from the requirements of any applicable state takeover law and to assist Merger Sub in any challenge to the validity or applicability to the Transactions of any state takeover law.

                  SECTION 7.14 Capital Stock of Merger Sub and Parent. Except as contemplated by this Agreement and the Contribution Agreement, during the period beginning on the date hereof and ending on the Closing, (i) Merger Sub shall not issue or commit to issue any capital stock to any person, (ii) Parent shall not sell, transfer or otherwise dispose of any capital stock of Merger Sub and (iii) Saw Mill shall not sell, transfer or otherwise dispose of any capital stock of Parent, in each case, without the approval of the Company (which approval shall not be unreasonably withheld or delayed).

                  SECTION 7.15 Debt and Preferred Equity Financing. Merger Sub, Parent and Saw Mill shall be solely responsible for all negotiations with respect to definitive agreements regarding the financing contemplated by the Commitment Letters. Merger Sub, Parent and Saw Mill shall conduct such negotiations reasonably and in good faith and, at the request of the Special Committee, shall promptly inform the Special Committee as to the status of such negotiations. So long as the Company is in compliance with Sections 7.04(c), 7.04(d), 7.04(f) and 7.09, Saw Mill, Merger Sub and Parent shall use commercially reasonable efforts to satisfy the requirements of the Commitment Letters and to obtain the funding contemplated by and on the terms contained in the Commitment Letters, or if any of the Commitment Letters is terminated or such funds shall not otherwise be available, use commercially reasonable efforts to obtain an alternative source of financing, in each case, on financial and other terms no less favorable than those set forth in the respective Commitment Letters or to the extent not set forth therein, on terms reasonably acceptable to Saw Mill, Merger Sub and Parent. Following the date hereof, any amendment, termination, cancellation or modification of any Commitment Letter or any information known to Merger Sub which makes it unlikely to obtain the financing on the terms set forth in the Commitment Letters, shall be promptly disclosed to the Special Committee; provided, that Merger Sub shall consult with the Company Financial Advisor with respect to any such amendment or modification.

                  SECTION 7.16 Equity Securities of the Company. During the period beginning on the date hereof and ending on the first to occur of (x) the Closing or (y) the date nine months after the date of the termination of this Agreement, neither Saw Mill, Parent nor Merger Sub shall, directly or indirectly, acquire or propose to acquire ownership, beneficially or of record, of any equity securities of the Company or any subsidiary thereof, except (i) pursuant to and as contemplated by this Agreement and (ii) immediately prior to the Closing, pursuant to and as contemplated by the Saw Mill Limited Partnership Agreement and the Contribution Agreement.


                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

                  SECTION 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, Merger Sub and the Shareholders to consummate the Merger are subject to the satisfaction (or, if permitted by applicable Law, waiver by the party for whose benefit such condition exist) of the following conditions:

                  (a) this Agreement and the Merger shall have been approved and adopted by the affirmative vote of the requisite holders of the outstanding shares of Company Common Stock in accordance with Wisconsin Law and the Company's Articles of Incorporation;

                  (b) any applicable waiting period under the HSR Act relating to the Merger and/or the Pre-Merger Contributions shall have expired or been terminated;

                  (c) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority or a court of competent jurisdiction shall be in effect which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or of limiting or restricting the Surviving Corporation's conduct or operation of the business of the Company after the Merger; and

                  (d) all other necessary and material governmental and regulatory clearances, consents, or approvals shall have been received.

                  SECTION 8.02 Conditions to the Obligations of Merger Sub. The obligations of Merger Sub to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver by Merger Sub of the following further conditions:

                  (a) The Company shall have performed, in all material respects, all of its obligations hereunder required to be performed by it at or prior to the Effective Time; each of the representations and warranties of the Company contained in this Agreement (i) that are qualified by materiality or by Company Material Adverse Effect shall be true and correct and (ii) that are not qualified by materiality or by Company Material Adverse Effect shall be true and correct in all material respects, in each case, as of the date hereof and as of the Closing Date as if made at and as of such time; and Merger Sub shall have received a certificate signed by an executive officer of the Company as to compliance with the conditions set forth in this Section 8.02(a);

                  (b) Saw Mill, Parent and Merger Sub shall have received an opinion of counsel from Michael Best & Friedrich LLP, which opinion of counsel shall be substantially in the form attached hereto as Exhibit H;

                  (c) Surviving Corporation shall have obtained the Debt and Preferred Equity Financing on the terms and conditions set forth in the Commitment Letters or otherwise obtained debt and/or other financing sufficient to consummate the Merger (including the payment of the Merger Consideration, the Option Consideration and the repayment of indebtedness for borrowed money of the Company or any of its subsidiaries that is required to be repaid as a result of the Transactions, if any) and to pay all fees and expenses in connection therewith and to provide working capital for the Surviving Corporation;

                  (d) Since December 31, 1998, no event shall have occurred which has or which would reasonably be expected to have a Company Material Adverse Effect;

                  (e) All Company Stock Options shall be extinguished and, as of immediately prior to Closing, the Company shall have no liability or obligation with respect to any such Company Stock Options, except as provided in Section 2.03;

                  (f) Except as set forth on Exhibit D hereto, all outstanding indebtedness for borrowed money of the Company or any of its subsidiaries shall be paid in full, (ii) any letters of credit of the Company or any of its subsidiaries shall be terminated and (iii) the Company shall have obtained (x) the release of all liens or encumbrances on the capital stock of the Company or any of its subsidiaries and all assets of the Company or any of its subsidiaries securing indebtedness and (y) the release of all guarantees by the Company or any of its subsidiaries of indebtedness for borrowed money. At the Closing, the Company shall provide or arrange to be provided to Merger Sub all releases and other documents in form and substance reasonably satisfactory to Merger Sub demonstrating the release of such liens, encumbrances and guarantees;

                  (g) The Company shall have obtained all consents, authorizations, approvals and waivers from third parties, in form reasonably acceptable to Merger Sub (x) which are necessary in order to enable (i) the consummation of the Transactions and (ii) the Surviving Corporation to conduct its business in all material respects after the Closing Date on the same basis as conducted prior to the date hereof, in each case, except for those failure of which to obtain would not have, individually or in the aggregate, a Company Material Adverse Effect and (y) which are listed on Exhibit E hereto; and

                  (h) The Dissenting Shares, if any, shall not include greater than 10% of the issued and outstanding shares of Company Common Stock.

                  SECTION 8.03 Conditions to the Obligations of the Company and the Shareholders. The obligations of the Company and the Shareholders to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company or the Shareholders, as the case may be, of the following further conditions:

                  (a) Each of Merger Sub, Parent and Saw Mill shall have performed, in all material respects, all of its obligations hereunder required to be performed by it at or prior to the Effective Time; each of the representations and warranties of Merger Sub, Parent and Saw Mill contained in this Agreement (i) that are qualified by materiality shall be true and correct and (ii) that are not qualified by materiality, shall be true and correct in all material respects, in each case, as of date hereof and as of the Closing Date as if made at and as of such time; and the Company and Shareholders shall have received a certificate signed by an executive officer of Merger Sub, an executive officer of Parent and an authorized person of Saw Mill as to compliance with the conditions set forth in this Section 8.03(a).

                  SECTION 8.04 Conditions to the Obligations of Saw Mill and Parent. The obligations of Saw Mill to execute and deliver the Contribution Agreement and to make the Saw Mill Contribution (as such term is defined in the Contribution Agreement) and the obligations of Parent to execute and deliver the Contribution Agreement and to consummate the Pre-Merger Contributions are subject to the satisfaction or, if permitted by applicable Law, waiver by Saw Mill of the following conditions:

                  (a) the conditions set forth in Section 8.01 of this Agreement; and

                  (b) the conditions set forth in Section 8.02.

                                   ARTICLE IX
                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION 9.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the shareholders of the Company:

                  (a) by mutual written consent of the Company and Merger Sub;

                  (b) by Merger Sub or the Company, if (i) the waiting period applicable to the consummation of the Merger under the HSR Act shall not have expired or been terminated prior to August 31, 2000, (ii) any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued an order (other than a temporary restraining order), decree or ruling, or taken any other action, in each case, which is final and non-appealable and which restrains, enjoins or otherwise prohibits the Merger or (iii) the Effective Time shall not have occurred on or before August 31, 2000; provided, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur;

                  (c) by Merger Sub or the Company, if the Shareholders' Meeting shall have been held and the holders of outstanding shares of Company Common Stock shall have failed to approve and adopt this Agreement and the Merger upon a vote taken at such meeting (including any adjournment or postponement thereof); provided, that the right to terminate this Agreement under this Section 9.01(c) shall not be available to the Company if its breach of this Agreement has been the cause of or resulted in the failure to obtain such shareholder approval;

                  (d) by Merger Sub, if the Board of Directors of the Company or any committee thereof (including the Special Committee) (i) shall withdraw, modify in a manner adverse to Merger Sub, or refrain from giving its approval or recommendation of this Agreement or any of the Transactions or (ii) recommends an Acquisition Proposal or a potential Third Party Transaction to the Company's shareholders pursuant to
         Section 7.05;

                  (e) by the Company, upon a material breach of any representation, warranty, or agreement of any of Parent, Saw Mill or Merger Sub set forth in this Agreement; provided, however, that, if such breach is of a type curable and is curable by Parent, Saw Mill or Merger Sub, as the case may be, through the exercise of its reasonable best efforts and Parent, Saw Mill or Merger Sub, as the case may be, continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 9.01(e) for a period of 20 business days from the date on which the Company delivers to Parent, Saw Mill or Merger Sub, as the case may be, written notice setting forth in reasonable detail the circumstances giving rise to such breach;

                  (f) by Merger Sub, upon a material breach of any representation, warranty, or agreement of the Company set forth in this Agreement; provided, however, that, if such breach (other than a breach of Section 7.05) is of a type curable and is curable by the Company through the exercise of its reasonable best efforts and the Company continues to exercise such reasonable best efforts, Merger Sub may not terminate this Agreement under this Section 9.01(f) for a period of 20 business days from the date on which Merger Sub delivers to the Company written notice setting forth in reasonable detail the circumstances giving rise to such breach; or

                  (g) by the Company in accordance with Section 7.05(a); provided, that in order for the termination of this Agreement pursuant to this Section 9.01(g) to be deemed effective, the Company shall have complied with all of the provisions of Section 7.05, including the notice provisions contained therein and the payment of the Termination Fee.

                  SECTION 9.02 Method of Termination; Effect of Termination.

                  (a) Any such right of termination hereunder shall be exercised by written notice of termination given by the terminating party to the applicable other parties hereto in the manner hereinafter provided in
         Section 10.02.

                  (b) In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any of the parties hereto or any of their respective officers or directors and all rights and obligations of any party hereto shall cease, except for (i) fraud, (ii) as set forth in Section 9.03 and (iii) the provisions of Sections 7.04; provided, however, that nothing herein shall relieve any party from liability for, or be deemed to waive any rights of specific performance of this Agreement available to a party by reason of, any intentional breach by the other party or parties of this Agreement.

                  SECTION 9.03 Fees and Expenses.

                  (a) Except as provided in this Section 9.03, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same; provided, however, that (i) the Company shall bear all expenses related to printing, filing and mailing the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, and (ii) Merger Sub and the Company shall each pay one-half of the filing fee in connection with any filing by Merger Sub and the Company under the HSR Act which relates to the Merger.

                  (b) In the event that this Agreement is terminated pursuant to Sections 9.01(a) or 9.01(b) and at the time of such termination the conditions contained in Section 8.02(d) have not been satisfied (other than from an event which is directly caused by or directly results from facts known by Merger Sub as of the date hereof) or pursuant to Sections 9.01(d), 9.01(f) or 9.01(g), on the date of such termination, the Company shall pay Saw Mill (or at Saw Mill's direction, to such other person as Saw Mill may designate in writing) by wire transfer of immediately available funds to an account specified by Saw Mill an amount (such amount, the "Saw Mill Reimbursable Expenses") in cash equal to the lesser of (x) the aggregate amount of (i) the costs, fees and expenses of counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to the negotiation, preparation and execution of this Agreement and the attempted financing and consummation of the transactions contemplated by this Agreement (including investment banking and commitment fees), the related documentation and the shareholders' meetings and consents ("Costs"), including without limitation, the legal fees of the providers of the

         Commitment Letters and (ii) out-of-pocket expenses, in each case, of Parent, Merger Sub, Saw Mill and/or any of their respective affiliates (as such Costs and out-of-pocket expenses may be estimated by Saw Mill in good faith prior to the date of such payment, subject to an adjustment payment between the parties upon Saw Mill's definitive determination of such Costs and out-of-pocket expenses) and (y) $1,500,000; provided, however, that Saw Mill shall have no right to receive Saw Mill Reimbursable Expenses pursuant to this Section 9.03(b) if (i) Saw Mill's, Parent's or Merger Sub's breach of or failure to fulfill any obligation under this Agreement caused or resulted in the termination of this Agreement or (ii) if this Agreement is terminated pursuant to Section 9.01(d)(i) and the applicable withdrawal or modification referred to in Section 9.01(d)(i) is a direct result of
         (xx) Saw Mill's, Parent's and/or Merger Sub's breach of Section 7.15 which continues for a period of 20 business days from the date on which the Company delivers to Saw Mill written notice setting forth in reasonable detail the circumstances giving rise to such breach (other than if prior to such termination an event has occurred which has or which would reasonably be expected to have a Company Material Adverse Effect or the Company has materially breached any of its representations, warranties or covenants contained in this Agreement) or (yy) a material adverse change in any of the Commitment Letters, which results in a material adverse change in the capital structure for the Surviving Corporation as of immediately after the Closing (the "Surviving Corporation Capital Structure") as compared to the Surviving Corporation Capital Structure as contemplated as of the date hereof, which causes the Company Financial Advisor to either withdraw the Lehman Opinion or modify the Lehman Opinion in a manner which is materially adverse to the consummation of the Merger, but only if the Company Financial Advisor has provided Saw Mill with a period of at least 20 business days (which period shall commence upon written notice from the Company Financial Advisor setting forth its concerns regarding the changed Surviving Corporation Capital Structure and the reasons for the issuance of such negative opinion), during which time Saw Mill has had an opportunity to address or cure the Company Financial Advisor's concerns regarding the changed Surviving Corporation Capital Structure; provided, further, that if the Company at any time pays the Termination Fee, the Company shall thereafter have no obligation to pay any Saw Mill Reimbursable Expenses.

                  (c) In the event that this Agreement is terminated pursuant to
         Section 9.01(e), Saw Mill, Parent or Merger Sub shall pay the Company by wire transfer of immediately available funds to an account specified by the Company an amount (such amount, the "Company Reimbursable Expenses") in cash equal to the lesser of (x) the aggregate amount of
         (i) the Costs incurred in connection with pursuing the transactions contemplated by this Agreement and (ii) out-of-pocket expenses, in each case, of the Company (as such Costs and out-of-pocket expenses may be estimated by the Company in good faith prior to the date of such payment, subject to an adjustment payment between the parties upon the Company's definitive determination of such Costs and out-of-pocket expenses) and (y) $1,500,000; provided, however, that the Company shall have no right to receive Company Reimbursable Expenses pursuant to this
         Section 9.03(c) if the Company's breach of or failure to fulfill any obligation under this Agreement caused or resulted in the termination of this Agreement.

                  (d) In the event that this Agreement is terminated by Merger Sub or the Company pursuant to Section 9.01(d) or Section 9.01(g), on the date of such termination, the Company shall pay Saw Mill (or at Saw Mill's direction, such other person as Saw Mill may designate in writing) by wire transfer of immediately available funds to an account specified by Saw Mill a payment in the amount (such amount, the "Termination Fee") equal to (i) $6,700,000 minus (ii) the amount of Saw Mill Reimbursable Expenses, if any, paid by the Company on or prior to the date of such termination; provided, however, that Saw Mill shall have no right to receive the Termination Fee pursuant to this Section 9.03(d) if this Agreement is terminated pursuant to Section 9.01(d)(i) and the applicable withdrawal or modification referred to in Section 9.01(d)(i) is a result of (x) Saw Mill's, Parent's and/or Merger Sub's breach of Section 7.15 which continues for a period of 20 business days from the date on which the Company delivers to Saw Mill written notice setting forth in reasonable detail the circumstances giving rise to such breach (other than if prior to such termination an event has occurred which has or which would reasonably be expected to have a Company Material Adverse Effect or the Company has materially breached any of its representations, warranties or covenants contained in this Agreement) or (y) a material adverse change in any of the Commitment Letters, which results in a material adverse change in the Surviving Corporation Capital Structure as compared to the Surviving Corporation Capital Structure as contemplated as of the date hereof, which causes the Company Financial Advisor to either withdraw the Lehman Opinion or modify the Lehman Opinion in a manner which is materially adverse to the consummation of the Merger, but only if the Company Financial Advisor has provided Saw Mill with a period of at least 20 business days (which period shall commence upon written notice from the Company Financial Advisor setting forth its concerns regarding the changed Surviving Corporation Capital Structure and the reasons for the issuance of such negative opinion), during which time Saw Mill has had an opportunity to address or cure the Company Financial Advisor's concerns regarding the changed Surviving Corporation Capital Structure. If this Agreement is terminated pursuant to Section 9.01(b), Section 9.01(c) or Section 9.01(f) and a potential Third Party Transaction has been publicly disclosed prior to such termination, then if within nine months after such termination a Third Party Transaction with the party or parties or any of their respective affiliates which proposed such Third Party Transaction is consummated, on the date of the consummation of such Third Party Transaction, the Company shall pay the Termination Fee to Saw Mill (or at Saw Mill's direction, such other person as Saw Mill may designate in writing) by wire transfer of immediately available funds to an account specified by Saw Mill.

                  SECTION 9.04 Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time; provided, that after the approval and adoption of this Agreement by the shareholders of the Company, no amendment may be made which would (a) change the amount or the type of Merger Consideration to be received by the shareholders of the Company pursuant to the Merger, (b) change any other term or condition of the Agreement if such change would materially and adversely affect the Company or the holders of shares of Company Common Stock or (c) without the vote of the shareholders entitled to vote on the matter, change any term of the Articles of Incorporation of the Company. This Agreement may not be amended nor may any provision of this Agreement be waived except by an instrument in writing signed by the parties hereto.

                  SECTION 9.05 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered by the other party pursuant hereto and (c) waive compliance with any agreement or condition to its obligations (other than the conditions set forth in Sections 8.01(a) and (b)) contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                    ARTICLE X
                               GENERAL PROVISIONS

                  SECTION 10.01 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01.

                  SECTION 10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized overnight courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

                  if to Merger Sub, Parent or Saw Mill:

                  c/o Saw Mill Capital LLC
                  22 Saw Mill River Road
                  Hawthorne, New York 10532
                  Telecopy:   (914) 592-8548
                  Attention:  Howard Unger
                              Scott Budoff

                  with copies to:

                  Kirkland & Ellis
                  Citicorp Center
                  153 East 53rd Street
                  New York, New York  10022
                  Telecopy:   (212) 446-4900
                  Attention:  Frederick Tanne, Esq.
                              W. Brian Raftery, Esq.

                  if to the Company:

                  Jason Incorporated
                  411 E. Wisconsin Avenue, Suite 2120
                  Milwaukee, Wisconsin  53202
                  Telecopy No.:  (414) 277-9445
                  Attention:     Frank Jones

                  with copies to:

                  Michael Best & Friedrich LLP
                  100 East Wisconsin Avenue
                  Milwaukee, WI 53202
                  Telecopy:      (414) 277-0656
                  Attention:     K. Thor Lundgren, Esq.

                  and

                  Reinhart Boerner Van Deuren Norris & Rieselbach
                  1000 North Water Street, Suite 2100
                  Milwaukee, Wisconsin 53202
                  Telecopy:      (414) 298-8097
                  Attention:     Richard W. Graber, Esq.

                  if to any Shareholder:

                  c/o Jason Incorporated
                  411 E. Wisconsin Avenue, Suite 2120
                  Milwaukee, Wisconsin  53202
                  Telecopy No.:  (414) 277-9445
                  Attention:     Vincent L. Martin and Mark Train

                  with a copy to:

                  Foley & Lardner
                  777 East Wisconsin Avenue
                  Milwaukee, Wisconsin  53202-5367
                  Telecopy No.:  (414) 297-4900
                  Attention:     Joe Tyson

                  SECTION 10.03 Certain Definitions. For purposes of this Agreement, the term:

                  (a) "Acquisition" means the Merger and the other transactions contemplated by this Agreement (other than the Pre-Merger Contributions and the Debt and Preferred Equity Financing);

                  (b) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

                  (c) "beneficial owner" with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares
         (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or any person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares;

                  (d) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of Milwaukee, Wisconsin;

                  (e) "Code" means the Internal Revenue Code of 1986, as amended;

                  (f) "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

                  (g) "Governmental Authority" means any United States (federal, state or local), foreign or supra-national Government, or governmental, regulatory or administrative authority, agency or commission;

                  (h) "Intellectual Property Rights" means all patents, patent applications and patent disclosures; all inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names and corporate names and all the goodwill associated therewith; all mask works; all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; and all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, documentation and software, financial business and marketing plans, customer and supplier lists and related information, marketing materials and all other proprietary rights;

                  (i) "Knowledge" means the actual knowledge of any of the Company's Chairman, Chief Executive Officer or Chief Financial Officer.

                  (j) "Lien" shall mean, with respect to any property or asset, any mortgage, pledge, security interest, lien (statutory or other), charge, encumbrance or other similar restrictions or limitations of any kind or nature whatsoever on or with respect to such property or asset;

                  (k) "Owned Shares" means the aggregate shares of Company Common Stock owned beneficially and of record by the Shareholders as of the date hereof as set forth on Exhibit C hereof (as such number may be reduced as a result of the consummation of the transactions contemplated by the Contribution Agreement);

                  (l) "person" means an individual, corporation, limited liability company, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

                  (m) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity;

                  (n) "Tax" or "Taxes" means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not;

                  (o) "Tax Return" means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof;

                  (p) "Transactions" means the Acquisition and the Debt and Preferred Equity Financing; and

                  (q) "Voting Agreement" means that certain Voting Agreement, dated as of the date hereof, by and among Merger Sub and the Shareholders and the other shareholders of the Company named therein.

                  SECTION 10.04 Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with GAAP.

                  SECTION 10.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

                  SECTION 10.06 Entire Agreement; Assignment. This Agreement (including the Exhibits, and the Company Disclosure Schedule, which are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties, except that Parent, Merger Sub and the Company may assign their respective rights and obligations hereunder as collateral security to any person providing financing to Parent, Merger Sub and/or the Company; provided, that no such assignment shall change the amount or nature of the Merger Consideration or relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

                  SECTION 10.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

                  SECTION 10.08 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

                  SECTION 10.09 Governing Law. The provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

                  SECTION 10.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 10.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  SECTION 10.12 Construction. This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

                  SECTION 10.13 Recitals. The Recitals to this Agreement are a part of this Agreement and are hereby incorporated by reference.

                  SECTION 10.14 Knowledge of Saw Mill, Parent and Merger Sub. For all purposes of this Agreement, the phrases "to Saw Mill's Knowledge", "to Parent's Knowledge", "to Merger Sub's Knowledge" and "known by Merger Sub" shall mean as of the applicable date, the actual knowledge of Howard Unger, Scott Budoff or William Gerstner.

                           *     *     *     *     *

                  IN WITNESS WHEREOF, Saw Mill, Parent, Merger Sub, Shareholders and the Company have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        SAW MILL CAPITAL FUND II, L.P.

                                        By:    Saw Mill Investments II, LLC,
                                               Its General Partner


                                               By: /s/  Howard Unger
                                                  ------------------------------
                                                  Name:  Howard Unger
                                                  Title: President


                                        CALENDAR HOLDINGS, INC.


                                        By: /s/   Howard Unger
                                           -------------------------------------
                                           Name:  Howard Unger
                                           Title: President


                                        CALENDAR ACQUISITION CORP.


                                        By: /s/   Howard Unger
                                           -------------------------------------
                                           Name:  Howard Unger
                                           Title: President

                                        JASON INCORPORATED


                                        By: /s/   Mark Train
                                           -------------------------------------
                                           Name:  Mark Train
                                           Title: Chief Executive Officer


                                        /s/  VINCENT L. MARTIN
                                        ----------------------------------------
                                        VINCENT L. MARTIN



                                        /s/  MARK TRAIN
                                        ----------------------------------------
                                        MARK TRAIN